Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated effective as of December 15, 2010 (the “Effective Date”), between F.N.B. Corporation, a Florida corporation having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNB”), First National Bank of Pennsylvania, a national banking association having its principal place of business at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 (“FNBPA” and together with FNB, the “Employers”) and Vincent J. Delie, Jr., an individual whose address is 247 Thorn Street, Sewickley, Pennsylvania 15143 (the “Executive”).

WITNESSETH:

WHEREAS, the Employers desire to provide for the continued employment of the Executive, and the Executive desires to continue the Executive’s employment with the Employers, all in accordance with the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the Employers and the Executive, intending to be legally bound hereby, mutually agree as follows:

1. Employment. On the Effective Date, this Agreement shall supersede and replace the Employment Agreement dated as of October 19, 2005, between FNB and the Executive. On the Effective Date, the Executive shall be employed by FNB and FNBPA as the Executive Vice President and Chief Revenue Officer of FNB and as the President of FNBPA (with such positions described and any future positions to which the Executive is assigned or appointed by the Employers’ Boards of Directors (the “Board”) the “Position”), in accordance with the terms and subject to the conditions set forth in this Agreement.

2. Term. The Term of this Agreement shall be the period commencing with the Effective Date and ending on the third anniversary of the Effective Date; provided that, on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each, an “Extension Date”), the Term shall be automatically extended by twelve (12) months (so that on each such Extension Date, the Agreement will have a remaining Term of three (3) years), unless either the Executive or the Board gives the other party written notice at least thirty (30) days in advance of an Extension Date that such automatic renewal shall cease as of such next succeeding Extension Date unless earlier terminated by the Employers for Cause (as defined herein), death or Permanent Disability (as defined herein). Unless otherwise provided in this Agreement or mutually agreed by the Employers and the Executive, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

3. Duties.

(a) During the Term, the Executive shall serve in the Position and perform all duties and services commensurate with the Position, and such other duties reasonably assigned or delegated to him under the By-laws of the Employers or from time to time by the Board or the Employers’ Chief Executive Officers and consistent with the Position. The Executive shall devote all of the Executive’s business time and attention to the performance of the Executive’s duties under this Agreement and, during the Term, the Executive shall not engage in any other business enterprise that requires any significant amount of the Executive’s personal time or attention, unless the Board gives him its prior written permission. The Executive will at all times comply with all applicable laws pertaining to the performance of this Agreement, and strictly adhere to and obey all of the ethical rules, regulations, policies, codes of conduct, procedures and instructions in effect from time to time relating to the conduct of employees of the Employers and/or their Subsidiaries or Affiliates (as defined below). The foregoing provision shall not prevent the Executive’s purchase, ownership or sale of any interest in any business that does not compete with the business of the Employers or their Subsidiaries or Affiliates, or the Executive’s involvement in charitable or community activities, provided, that (i) the time and attention that the Executive devotes to such business and charitable or community activities does not interfere with the performance of the Executive’s duties under this Agreement, (ii) a material portion of the time devoted by the Executive to charitable or community activities is devoted to charitable or community activities within the Employers’ market area, and (iii) such conduct complies in all material respects with applicable policies of the Employers and their Subsidiaries or Affiliates.

(b) For purposes of this Agreement, the term “Subsidiary” shall mean any entity that is consolidated with the Employers for financial reporting purposes under generally accepted accounting principles in the United States.

(c) For purposes of this Agreement, the term “Affiliate” includes (i) a corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code of 1986 as amended (the “Code”) as the Employers, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Employers, (iii) any organization (whether or not incorporated) that is a member of an affiliated service group (within the meaning of Section 414(m) of the Code) that includes the Employers, a corporation described in clause (i) of this paragraph or a trade or business described in clause (ii) of this paragraph, and (iv) any other entity that is required to be aggregated with the Employers pursuant to regulations promulgated under Section 414(o) of the Code.

4. Compensation. For all services to be rendered by the Executive under this Agreement:

(a) The Employers shall pay the Executive a base salary (the “Base Salary”) at an annual rate of Three Hundred Seventy Thousand Eight Hundred Dollars ($370,800). The Board or the Compensation Committee of the Board shall annually review the amount of the Executive’s Base Salary, and may increase such Base Salary for the following year to such amount as the Board or the Compensation Committee may determine in its sole discretion. Such adjusted annual salary then shall become the Executive’s Base Salary for purposes of this Agreement. Such Base Salary and other compensation shall be payable in accordance with the Employers’ normal payroll practices as in effect from time to time.

(b) Bonus. The Executive shall be entitled to receive from the Employers, in accordance with applicable policies of the Employers relating to incentive compensation for executive officers, an annual bonus (the “Bonus”), under the terms of the 2007 Incentive Plan or any successor plan, at the same time and in the same form as bonuses are paid to other senior executive officers of the Employers. The Board shall determine the amount of any such Bonus, in its sole discretion, based upon the performance of the Employers and the contributions of the Executive to such performance. The Employers will pay the Bonus within the period ending on the 15th day of the third month following the end of the Employers’ fiscal year, but in no event after the close of the Employers’ fiscal year following the year the Bonus is earned.

(c) Benefits. The compensation provided for in this paragraph 4 shall be in addition to such rights as the Executive may have, during the Executive’s employment under this Agreement or thereafter, to participate in and receive benefits from or under any employee benefit plans the Employers or their Subsidiaries or Affiliates may in their discretion establish or maintain for their employees or executives, including but not limited to, the 401(k) plan, retirement income plan, incentive plan and group health insurance, life insurance and disability insurance plans, to the extent any such plan is available to executives generally. To the extent any of such benefits are taxable to the Executive, the Executive shall be solely responsible for such taxes.

(d) Perquisites. From and after the Effective Date and throughout the Term:

(i) The Employers shall provide the Executive with an automobile selected by the Executive and approved by the Compensation Committee of the Board, at the Employers’ sole cost and expense. The automobile shall be replaced with a substantially equivalent automobile owned or leased by the Employers in the future as shall be mutually agreed by the Executive and the Compensation Committee. The Employers shall bear gas, insurance, repairs, maintenance, and other operating expenses for the automobile in accordance with the Employers’ policies.

(ii) The Employers will pay the annual dues for the Executive’s membership in one country club of the Executive’s choosing. In addition, the Employers shall pay any reasonable club usage charges related to the Employers’ business upon submission by the Executive of appropriate verifying information. The Employers shall also pay any bond, admission or initiation fee that may be required for membership in this club, now due or which may become due in the future provided however that upon refund to the Executive of all or any portion of such bond, admission or initiation fee, the Executive shall promptly remit the refunded amount to the Employers, to the extent such bond or fee had been paid by the Employers.

(e) Expenses. The Employers shall promptly reimburse the Executive for (i) all reasonable expenses paid or incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities under this Agreement, upon presentation of expense vouchers or other appropriate documentation in accordance with the Employers’ policies, and (ii) all reasonable professional expenses, such as licenses and dues and professional educational expenses, approved by the Chief Executive Officer of the Employers and paid or incurred by the Executive during the Term. All reimbursement and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement will be for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f) Vacation. The Executive shall be entitled to twenty (20) days of paid vacation leave during each calendar year, to be taken at such time or times as the Executive and the Employers shall mutually determine. Earned but unused vacation shall be accrued in accordance with the Employers’ written vacation policy.

5. Termination of Employment for Cause, Permanent Disability or Death.

(a) The Employers shall have the right to terminate the Executive’s employment under this Agreement at any time during the Term, for Cause or on account of the Executive’s Permanent Disability or death. The Executive’s employment under this Agreement shall automatically terminate upon the Executive’s death during the Term. As used in this Agreement:

(i) “Cause” shall mean the Executive’s (A) willful and continued failure substantially to perform the Executive’s material duties with the Employers as set forth in this Agreement, or the commission of any activities constituting a violation or breach under any federal, state or local law or regulation applicable to the activities of the Employers or their Subsidiaries or Affiliates, (B) fraud, breach of fiduciary duty involving the Executive’s attainment of a personal advantage, misappropriation or other willful actions that cause material damage to the property or business of the Employers or their Subsidiaries or Affiliates, (C) repeated absences from work such that the Executive is unable to perform the Executive’s material duties under this Agreement other than due to physical or mental impairment or illness, (D) admission or conviction of, or plea of nolo contendere to, any felony or any other crime referenced in Section 19 of the Federal Deposit Insurance Act that, in the reasonable judgment of the Board, adversely affects the Employers’ or their Affiliate’s reputation or the Executive’s ability to carry out the Executive’s obligations under this Agreement, (E) loss of any license or registration that is necessary for the Executive to perform the Executive’s duties under this Agreement, (F) failure to cooperate with the Employers in any internal investigation or administrative, regulatory or judicial proceeding, after notice thereof from the Employers to the Executive and a reasonable opportunity for the Executive to cure such non-cooperation or (G) act or omission by the Executive in willful violation or willful disregard of the Employers’ significant policies, including but not limited to the Employers’ harassment and discrimination policies and codes of conduct then in effect, in such a manner as to cause loss, damage or injury to the property, reputation or employees of the Employers or their Subsidiaries or Affiliates. The Employers must provide written notice to the Executive within ninety (90) days of the initial occurrence of an event set forth in either clause (A), (C) or (E) of this subsection alleged to constitute “Cause” under this Agreement. Upon such notice the Executive shall have a period of thirty (30) days during which he may remedy the condition.

(ii) “Good Reason” shall mean, in each case without the Executive’s consent, (A) any reduction in the Executive’s Base Salary unless the reduction is less than ten percent (10%) of his then current Base Salary and is part of an overall substantially equivalent compensation reduction of all of the Employer’s named executive officers, as set forth in the FNB’s most recent proxy statement for an annual meeting of shareholders; (B) a material diminution in the Executive’s compensation opportunity under other benefit and compensation plans in which the Executive is eligible to participate other than a diminution that is part of an overall compensation reduction of the Employers’ senior executive officers and that does not uniquely reduce the Executive’s compensation under the benefit and compensation plans; (C) a material diminution of the Executive’s authority, duties, responsibilities or reporting responsibilities; (D) the assignment of any duties to the Executive that are materially inconsistent with his authority, responsibilities or status within the organization; (E) a material diminution of the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; (F) a material diminution of the budget over which the Executive retains authority; or (G) a relocation of the Executive’s primary office such that the new location will be more than fifty (50) miles from both the Hermitage, Pennsylvania and Pittsburgh, Pennsylvania metropolitan areas, or assigning to the Executive duties that would reasonably require such relocation (not including travel normally incidental and reasonably necessary to the business of the Employers and the duties of the Executive under this Agreement) or (H) any other action or inaction that constitutes a material breach by the Employers of this Agreement. The Executive must provide written notice to the Employers of the existence of the event or condition described above within ninety (90) days of the initial occurrence of the event or existence of the condition alleged to constitute Good Reason under this Agreement. Upon such notice, the Employers shall have a period of thirty (30) days during which it or they may remedy the condition.

(iii) “Permanent Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a licensed physician or approved by the Board; provided, however, that in order to terminate the Executive’s employment under this Agreement on account of Permanent Disability, the Employers must provide the Executive with written notice of the Board’s determination to terminate the Executive’s employment under this Agreement for reason of Permanent Disability not less than thirty (30) days prior to such termination, which notice shall specify the Termination Date. Until the specified Termination Date by reason of Permanent Disability, the Executive shall continue to receive compensation at the rates set forth in paragraph 4. No termination of the Executive’s employment under this Agreement because of Permanent Disability shall impair any rights of the Executive under any life or disability insurance policy maintained by the Employers or their Subsidiaries or Affiliates.

(iv) “Termination Date” shall mean the date specified in a written notice from the Board to the Executive, or to the Board from the Executive given in accordance with the provisions of paragraph 15, except as otherwise agreed by the parties or as otherwise specifically provided in this Agreement.

(b) Accrued Obligations. Upon the Executive’s employment termination for any reason, the Employers shall pay to the Executive (or to the Executive’s representative or estate, in the event of the Executive’s death or Permanent Disability), within ten (10) days after the Termination Date, an amount equal to the sum of (i) the Executive’s Base Salary accrued through the Termination Date, (ii) any Bonus earned as of the Termination Date under the Employers’ bonus program, but not yet paid to the Executive, (iii) any amounts payable under any of the employee benefit plans of the Employers or their Subsidiaries or Affiliates in accordance with the terms of such plans, except as may be required by Section 401(a)(13) of the Code, (iv) any accrued but unpaid vacation, in accordance with the terms of the Employers’ vacation plan, and (v) any unreimbursed business expenses incurred by the Executive on the Employers’ behalf, in accordance with the Employers’ reimbursement policies. Such payments, rights and benefits described in clauses (i) through (v) of this paragraph (b) are collectively referred to herein as the “Accrued Obligations.”

(c) Severance Benefits. If the Employers terminate the Executive’s employment under this Agreement for any reason other than for Cause or the Executive terminates the Executive’s employment under this Agreement for Good Reason, the Employers shall pay or provide to the Executive, promptly after the Termination Date, the severance benefits described in subparagraphs (i), (ii) and (iii) below, subject to the conditions in subparagraphs (iv) through (vii) below:

(i) The Employers shall allow the Executive to continue participation for himself and the Executive’s eligible dependants under the Employers’ group health plan on the same terms as applicable to active employees (e.g., at the same cost to the Executive) for a period equal to the lesser of (i) thirty-six (36) months (the “Subsequent Period”) or (ii) the period from the Termination Date through the date the Executive or such dependents, as the case may be, first become eligible for coverage under any group health plan of another employer. To the extent these payments are subject to Code Section 409A, then such expenses must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred.

(ii) The Employers shall continue to pay the Executive, for the duration of the Subsequent Period, the Executive’s Base Salary as of the Termination Date, in accordance with the Employers’ generally applicable payroll policies, commencing on the first regularly scheduled payroll date following the 60-day anniversary of the Executive’s separation from service; and

(iii) The Employers shall pay the Executive an amount equal to one-twenty-fourth (1/24) of the Executive’s Average Annual Bonus, whether paid in cash, FNB common stock or other form, but excluding any payments or accruals under the Employers’ long-term incentive plans, in equal installment payments, consistent with Company’s payroll practices for the duration of the Subsequent Period. For purposes of this subparagraph, the Executive’s Average Annual Bonus shall mean an amount determined by dividing the total of the annual amounts paid to the Executive as a Bonus for the last three completed fiscal years ending within the Term by three or, if less than three (3) completed years, the total annual amount paid to the Executive as a Bonus for the lesser number of completed years divided by the lesser number of completed years.

(iv) Prior to receiving any payment, coverage or benefit as provided in this paragraph 5(c), the Executive shall execute and deliver a Release within sixty (60) days following separation to the Employers in the form of Appendix A to this Agreement.

(v) If the Employers are obligated to pay amounts or provide benefits to the Executive under this paragraph 5(c), the Executive shall not be entitled to severance under any other employee benefit plan of the Employers or their Subsidiaries or Affiliates.

(vi) If a payment under paragraph 5(c)(ii) or (iii) above does not qualify as a short-term deferral under Code Section 409A and Treasury Regulation (“Treas. Reg.”) §1.409A-1(b)(4) or any similar or successor provisions, and the Executive is a Specified Employee (as defined in the Code) as of the Executive’s Termination Date, distributions to the Executive may not be made before the date that is six (6) months after the date of the Termination Date or, if earlier, the date of the Executive’s death (the “Six-Month Delay Rule”). Payments to which the Executive would otherwise be entitled during the first six months following the Termination Date (the “Six-Month Delay”) will be accumulated and paid on the first day of the seventh month following the Termination Date. Notwithstanding the Six-Month Delay Rule set forth in this paragraph 5(c)(vi):

(A) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) or any similar or successor provisions, during each month of the Six-Month Delay, the Employers will pay the Executive an amount equal to the lesser of (i) the total monthly severance provided under paragraph 5(b)(ii) and (iii) above, or (ii) one-sixth (1/6) of the lesser of (A) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s Date of Termination occurs, and (B) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employers for the taxable year of the Executive preceding the taxable year of the Executive in which the Executive’s Termination Date occurs adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a Termination Date; provided that amounts paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Employers under paragraphs 5(c)(ii) and (iii); and

(B) To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the Termination Date, the Employers will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s Termination Date; provided that the amount paid under this sentence will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Employers under paragraph 5(c).

(vii) For purposes of this Agreement, Specified Employee has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) (or any similar or successor provisions). The Employers’ “specified employee identification date” (as described in Treas. Reg. 1.409A-1(c)(i)(3)) will be December 31 of each year, and the Employers’ “specified employee effective date” (as described in Treas. Reg. 1.409A-1(c)(i)(4) or any similar or successor provisions) will be February 1 of each succeeding year.

(d) Termination by the Executive. The Executive may terminate the Executive’s employment during the Term upon thirty (30) days prior written notice to the Board for other than Good Reason. In such event, the Executive’s employment shall terminate as of the Termination Date and the obligations of the Employers hereunder shall be deemed fully satisfied, except that the Executive shall be entitled to the Accrued Obligations. The Executive also shall have the right to terminate the Executive’s employment at any time during the Term hereof for Good Reason.

(e) Termination for Death or Permanent Disability. If the Employers terminate the Executive’s employment under this Agreement because of the Permanent Disability of the Executive, or in the event of death, the Employers shall pay the Accrued Obligations to the Executive or the Executive’s estate. If the Employers terminate the Executive’s employment under this Agreement because of the Executive’s Permanent Disability, the Employers shall continue to pay the amounts in (i) and (ii) below:

(i) Until the one-year anniversary of the termination of the Executive’s employment due to the Executive’s Permanent Disability, an amount equal to one hundred percent (100%) the Executive’s Base Salary, less the amount paid or payable to or on behalf of the Executive under any life and/or disability insurance coverage provided or paid for by the Employers or their Subsidiaries or Affiliates;

(ii) Thereafter, until the end of the Executive’s Permanent Disability or death, an amount equal to sixty percent (60%) of the Executive’s Base Salary, less the amount paid or payable to or on behalf of the Executive under any life and/or disability insurance coverage provided or paid for by the Employers or their Subsidiaries or Affiliates;

(iii) Any amounts payable to the Executive under clauses (i) or (ii) above shall be paid in accordance with the Employers’ normal payroll practices as in effect from time to time, commencing on the first regularly scheduled payroll date following the 60-day anniversary of the Executive’s separation from service. Notwithstanding the foregoing, the Executive’s right to such payments shall be contingent upon the Executive’s execution of a release of all claims against Employers and their Subsidiaries or Affiliates, in the form of Appendix A hereto;

(iv) Notwithstanding the foregoing, if the Executive is a Specified Employee as of the Executive’s termination date, the Six-Month Delay Rule, as well as the exceptions thereto set forth in paragraph 5(c)(vi)(A) and (B), shall apply, as applicable.

(f) Termination For Cause. If the Employers terminate the Executive’s employment under this Agreement for Cause or the Executive terminates the Executive’s employment under this Agreement for any reason other than Good Reason, the sole obligation of the Employers to the Executive under this Agreement or otherwise shall be to pay the Accrued Obligations to the Executive. In addition, the Executive’s employment shall be deemed to have terminated for Cause if, within 12 months after the Executive’s employment has terminated, the Employers discover facts and circumstances that would have justified a termination for Cause. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Employers shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Employers.

(g) No provision of this Agreement shall adversely affect any vested rights of the Executive under any qualified or unqualified employee benefit plan of the Employers or their Subsidiaries or Affiliates that may be established in the future; provided, however, upon the Termination Date, all future vesting of the Executive’s rights under any such plan shall cease.

(h) In the event that the independent registered public accounting firm of the Employers or the Internal Revenue Service determines that any payment, coverage or benefit due or owing to the Executive pursuant to this Agreement is subject to the excise tax imposed by Code Section 409A or any successor provision thereof or any interest or penalties, including interest imposed under Code Section 409(A)(1)(B)(i)(I), incurred by the Executive as a result of the application of such provision, the parties shall take such actions as are necessary to prevent application of the excise tax, including revisions to the Agreement to comply with Code Section 409A.

(i) Upon termination of the Executive’s employment for any reason, the Executive shall deliver to the Board the Executive’s resignation from all offices, directorships and positions with the Employers, and their Subsidiaries or Affiliates, and shall be deemed to have resigned from all offices and fiduciary positions with any employee benefit plans maintained by the Employers or any of their Subsidiaries or Affiliates.

6. Change in Control. Upon a Change in Control, the Term specified in paragraph 2 shall continue until at least the second anniversary of the Change in Control.

(a) If, on or after a Change in Control and before the second anniversary of the Change in Control, the Employers terminate the Executive’s employment under this Agreement for any reason other than for Cause, or the Executive terminates the Executive’s employment under this Agreement for Good Reason, the Employers shall pay or provide to the Executive, promptly after the Termination Date, the severance benefits described in subparagraphs 5(c)(i), (ii) and (iii) above, subject to subparagraphs 5(c)(iv) through (vii) above, with the following modifications:

(i) If the Change in Control is also a “change in the ownership or effective control” of the Employers or a “change in the ownership of a substantial portion of the assets” of the Employers, in each case as defined in Treas. Reg. §1.409A-3(i)(v), the Employers will pay the total amount of the Base Salary and Average Annual Bonus payments that would have been paid to the Executive during the Subsequent Period under subparagraphs 5(c)(ii) and (iii) above, in a single lump sum within fifteen (15) business days of the Termination Date. All other payments will be made as provided for in subparagraph 5(c).

(ii) The non-competition restrictions of subparagraph 9(b)(i) shall not apply to the Executive after the Termination Date.

(b) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred on the first of the following: (i) a merger or consolidation of FNB with another corporation, and as a result of such merger or consolidation, the shareholders of FNB as of the day preceding such transaction will own less than fifty-one percent (51%) of the outstanding voting securities of the surviving corporation, (ii) a sale or exchange, (in a single transaction or series of related transactions) of eighty percent (80%) or more of the Common Stock of FNB for securities of another entity in which shareholders of FNB will own less than fifty-one percent (51%) of such entity’s outstanding voting securities, or (iii) the sale of a substantial portion of the assets of the Employers or their Subsidiaries or Affiliates, including the capital stock FNB owns in the Employers, to an unrelated third party.

(c) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person such as to require attribution of stock ownership between the parties under Section 318(a) of the Code (all such payments and benefits, including the severance payments described in this Section 6 (the “Severance Payments”), being hereinafter called “Total Payments”)) would be subject, in whole or part, to any excise tax imposed under Section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced, and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments, is greater than or equal to (B) the net amount of such Total Payments without such reduction, but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:

(i) No portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account;

(ii) No portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Company before the Change in Control (“Tax Counsel”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code, and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount, as defined in Section 280G(b)(3) of the Code, allocable to such reasonable compensation; and

(iii) The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the accounting firm which was, immediately prior to the Change of Control, the Company’s registered public accounting firm (the “Auditor”) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(iv) At the time that payments are made under this Agreement, the Company shall provide the Executive with a copy of the Auditor’s calculations setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any written opinions the Company has received from Tax Counsel or the Auditor with respect to the calculations..

7. Indemnification. The Executive shall at all times during the Executive’s employment by the Employers and thereafter be indemnified by the Employers to the fullest extent permitted by applicable law for any matter in any way relating to the Executive’s employment or affiliation with the Employers, or their Subsidiaries or Affiliates. During the Term, the Employers agrees to maintain the Executive as an insured party on all directors’ and officers’ insurance maintained by the Employers for the benefit of its directors and officers on at least the same basis as all other covered individuals.

8. Confidential Information. The Executive understands that in the course of the Executive’s employment by the Employers the Executive will receive Confidential Information concerning the business of the Employers, and their Subsidiaries or Affiliates and that the Employers desires to protect. The Executive agrees that the Executive will not at any time during or after the period of the Executive’s employment by the Employers, reveal to anyone outside the Employers, or use for the Executive’s own benefit, any such information that has been designated as confidential by the Employers or understood by the Executive to be confidential, without specific written authorization by the Board. The Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Employers, or their Subsidiaries or Affiliates in connection with their business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) analysis, (v) drawings, photographs and reports, (vi) computer software, including operating systems, applications and program listings, (vii) flow charts, manuals and documentation, (viii) data bases, (ix) accounting and business methods, (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xi) customers and clients and customer or client lists, (xii) copyrightable works, (xiii) all technology and trade secrets, (xiv) business plans and financial models, and (xv) all similar and related information in whatever form. Upon termination of the employment of the Executive under this Agreement, or upon any written request of the Board, the Executive shall promptly deliver to the Employers any and all written materials, records and documents, including all copies thereof, made by the Executive or coming into the Executive’s possession during or after the period of the Executive’s employment by the Employers and retained by the Executive containing or concerning confidential information of the Employers and all other written materials furnished to and retained by the Executive by the Employers for the Executive’s use during the Term, including all copies thereof, whether of a confidential nature or otherwise.

9. Restrictive Covenants.

(a) For the purposes of this Agreement, the term “Competitive Enterprise” shall mean any federal or state-chartered bank, trust company, savings and loan association, savings bank, credit union, consumer finance company, bank holding company, savings and loan holding company, unitary holding company, financial holding company or any of the foregoing types of entities in the process of organization or application for federal or state regulatory approval and shall also include other providers of financial services and entities that offer financial services or products that compete with the financial services and products currently or in the future offered by the Employers or their Subsidiaries or Affiliates. For the purposes of this Agreement, “Competitive Enterprise” shall exclude any investment banking firm, hedge fund, private equity fund or real estate investment company.

(b) For a period of three (3) years immediately following the termination of the Executive’s employment under this Agreement either by Employers without Cause or by the Executive for Good Reason, or for a period of one (1) year immediately following the termination of the Executive’s employment under this Agreement by the Employers for Cause or by the Executive without Good Reason, the Executive shall not, provided that the Employers remain in compliance with their obligations under this Agreement, including without limitation the obligations under Section 5(c) as applicable, serve as a director, officer, employee or agent of, or act as a consultant or advisor to, any Competitive Enterprise owned by a financial institution in any city or county in which FNBPA, at the time of termination of Executive’s employment maintains a retail or commercial office or have publicly announced its intention to maintain an office.

(c) For a period of three (3) years immediately following the termination of the Executive’s employment under this Agreement, the Executive shall not, provided the Employers remain in compliance with its obligations under this Agreement, including without limitation the obligations under Section 5(c) as applicable:

(i) in any way, directly or indirectly, solicit, divert or contact any existing or potential customer or business of the Employers, or any of their Subsidiaries or Affiliates that the Executive solicited, became aware of or transacted business with during the employment of the Executive by the Employers for the purpose of selling any financial services or products that compete with the financial services or products offered by the Employers or their Subsidiaries or Affiliates as of the Termination Date; or

(ii) solicit or assist in the employment of any employee of the Employers or their Subsidiaries or Affiliates for the purpose of becoming an employee of or otherwise provide services for any Competitive Enterprise.

(d) Notwithstanding the foregoing, if the Executive is entitled to severance payments and benefits under paragraph 5(c) of this Agreement and at least one (1) year of the Subsequent Period has elapsed, the Executive may elect in writing to waive any remaining payments and benefits in exchange for the Employers’ waiver of the restrictions of paragraph 9(b) above.

(e) The Executive and the Employers agree that during or after the period of the Executive’s employment by the Employers, subject to any legal obligations, neither the Executive nor the Employers shall make in any way, directly or indirectly, any oral or written statement, comment or other communication designed or intended to impugn, disparage or otherwise malign the reputation, ethics, competency, morality or qualification of the Executive, the Employers, or any of their Subsidiaries or Affiliates or any of their respective directors, officers, employees or customers.

(f) The Executive agrees that all materials, inventions, discoveries, improvements or the like that the Executive, individually or with others, may originate, develop or reduce to practice while employed with the Employers (individually, a “Creation” and collectively, the “Creations”) shall, as between the Employers and the Executive, belong to and be the sole property of the Employers. The Executive hereby waives any and all “moral rights,” including, but not limited to, any right to identification of authorship, right of approval on modifications or limitation on subsequent modification, that the Executive may have in respect of any Creation. The Executive further agrees, without further consideration, to promptly disclose each such Creation to the Board and to such other individuals as the Board may direct. The Executive further agrees to execute and to join others in executing such applications, assignments and other documents as may be necessary or convenient to vest in the Employers or any client of the Employers, as appropriate, full title to each such Creation and as may be reasonably necessary or convenient to obtain United States and foreign patents or copyrights thereon to the extent the Employers or any client of the Employers, as appropriate, may choose. The Executive further agrees to testify in any legal or administrative proceeding relative to any such Creation whenever requested to do so by the Employers, provided that the Employers agree to reimburse the Executive for any reasonable expenses incurred in providing such testimony.

(g) The Executive agrees that following the Executive’s termination of employment and during any period that the Executive is receiving payments or benefits under paragraph 5(c) of this Agreement, the Executive will be available on a reasonable basis consistent with and subject to the Executive’s other responsibilities to assist the Employers or their Subsidiaries or Affiliates, and will upon request assist the Employers or their Subsidiaries or Affiliates, (i) as necessary to ensure the orderly transition of the Executive’s duties and responsibilities and (ii) in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened involving the Employers. Such assistance shall include, but not by way of limitation, attending meetings with and truthfully and completely answering questions posed by representatives of the Employers. The Employers shall reimburse the Executive for the Executive’s reasonable and necessary expenses incurred at the request of the Employers upon submission of appropriate supporting documents.

(h) The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon the Executive or are otherwise invalid, for whatsoever cause, then the court so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

10. Section 409A Compliance. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.

11. Representation and Warranty of the Executive. The Executive represents and warrants that the Executive is not under any obligation, contractual or otherwise, to any other firm or corporation, which would prevent the Executive’s entry into the employ of the Employers or the Executive’s performance of the terms of this Agreement.

12. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Employers and the Executive with respect to the subject matter of this Agreement and supersedes the Employment Agreement dated as of October 19, 2005, between FNB and the Executive, and may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by the parties hereto.

13. Assignability. This Agreement shall be binding upon, and inure to the benefit of, the Employers and their successors and assigns under this Agreement. This Agreement shall not be assignable by the Executive, but shall inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives. The Employers shall require any subsequent successor, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Employers to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform it if no such succession had taken place.

14. Notice. Any notice that may be given under this Agreement shall be in writing and be deemed given when hand delivered and acknowledged or, if mailed, one day after mailing by registered or certified mail, return receipt requested, or if delivered by an overnight delivery service, one day after the notice is delivered to such service, to either party hereto at their respective addresses stated above, or at such other address as either party may by similar notice designate.

15. Specific Performance. The Executive acknowledges that in the event that the Executive’s employment with the Employers terminate for any reason, the Executive will be able to earn a livelihood without violating the restrictions of paragraphs 8 and 9, and that the Executive’s ability to earn a livelihood without violating such restrictions is a material condition to the Executive’s employment with the Employers. The Executive acknowledges that compliance with the covenants set forth in paragraphs 8 and 9 is necessary to protect the business, goodwill and Confidential Information of the Employers, or their Subsidiaries or Affiliates and their clients and customers, and that a breach of these restrictions will irreparably and continually damage the Employers, or their Subsidiaries or Affiliates or their clients and customers for which money damages may not be adequate. Consequently, the Executive agrees that, in the event that the Executive breaches or threatens to breach any of these covenants, the Employers shall be entitled to a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm without any obligation to post a bond. In addition, without limiting the Employers’ remedies for any breach of any restriction on the Executive set forth in paragraphs 8 or 9 hereof, except as required by law, the obligation of the Employers to pay any amounts payable to the Executive under paragraph 5 of this Agreement is contingent upon Executive’s acting in accordance with the covenants of paragraphs 8 and 9 and in the event of any breach of such obligations, the Employers’ obligation to make further payments shall terminate and the Employers shall be entitled to recoup from the Executive all payments previously made to the Executive under paragraph 5. Nothing in this agreement, however, shall be construed to prohibit the Employers from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that the Employers may, in its sole discretion, choose to enforce the covenants in paragraphs 8 and 9 hereof in part of to enforce any of said covenants to a lesser extent than that set forth herein.

16. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties (and the Executive’s heirs, executors, administrators and legal representatives) any rights or remedies of any nature under or by reason of this Agreement.

17. Mitigation. Except as specifically provided in subparagraph 5(b)(i), the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer or by retirement benefits payable after the termination of this Agreement.

18. Waiver of Breach. The failure at any time to enforce or exercise any right under any of the provisions of this Agreement or to require at any time performance by the other parties of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party hereafter to enforce or exercise its rights under each and every provision in accordance with the terms of this Agreement.

19. No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this paragraph 19 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or the Executive’s estate and their assigning any rights hereunder to the person or persons entitled hereto.

20. Severability. The invalidity or unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision, or any part thereof, but this Agreement shall be construed as if such invalid or unenforceable term, phrase, clause, paragraph, restriction, covenant, agreement or other provision had never been contained herein unless the deletion of such term, phrase, clause, paragraph, restriction, covenant, agreement or other provision would result in such a material change as to cause the covenants and agreements contained herein to be unreasonable or would materially and adversely frustrate the objectives of the parties as expressed in this Agreement.

21. Survival. Any provision of this Agreement that provides a benefit to the Executive and that by the express terms hereof does not terminate upon the expiration of the Term shall survive the expiration of the Term and shall remain binding upon the Employers until such time as such benefits are paid in full to the Executive or the Executive’s estate. Notwithstanding any other provision of this Agreement, the Executive’s obligations in paragraphs 8, 9, 14 and 22 shall survive the termination of this Agreement.

22. Construction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement and shall not affect the interpretation of any of the provisions of this Agreement. In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), the Executive and the Employers agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Mercer County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and the Employers shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of the Executive’s obligations under paragraphs 8 and 9 hereof in any court having appropriate jurisdiction. The Executive acknowledges that by accepting this arbitration provision the Executive is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

23. Voluntary Agreement. The Executive and the Employers represent and agree that each has reviewed all aspects of this Agreement, has carefully read and fully understands all provisions of this Agreement, and is voluntarily entering into this Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Agreement, and have been fully advised as to same. The Executive acknowledges that the Employers have made no representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than as are reflected in this Agreement. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

24. Withholding and Offset. The Employers may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law. The Executive further agrees that (i) any sums owed (or owing in the future) to the Employers or their Subsidiaries or Affiliates by the Executive may be deducted from the Executive’s paychecks (or any bonus checks) in amounts that are in accordance with applicable law, (ii) any sums owed under the Executive’s Employers-provided charge card upon the termination of the Executive’s employment (for whatever reason) may be deducted by the Employers or their Subsidiaries or Affiliates from any outstanding paycheck in amounts that are in accordance with applicable law and make the Employers-provided charge card payments on the Executive’s behalf, and (iii) the Executive will execute such authorizations as may be required by State law, if any, to permit and effectuate such deductions.

25. Counterparts. The parties may execute this Agreement in one or more counterparts, all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

F.N.B. CORPORATION By: /s/Stephen J. Gurgovits

Stephen J. Gurgovits, President and Chief Executive Officer FIRST NATIONAL BANK OF PENNSYLVANIA By: /s/Stephen J. Gurgovits

Stephen J. Gurgovits, President and Chief Executive Officer /s/Vincent J. Delie, Jr.

Vincent J. Delie, Jr.

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F:\Charlie\Employment Agreements\Executive Agreements\Vincent Delie 2009.DOC

EXHIBIT A

AGREEMENT AND GENERAL RELEASE

This agreement (the “Release Agreement”) sets forth the terms and conditions relating to the termination of your employment with F.N.B. Corporation (“FNB”) and First National Bank of Pennsylvania (“FNBPA” and together with FNB, the “Employers”).

1.	The termination of your employment with the Employers will be effective [Date of Termination] (the “Termination Date”). You agree that as of that date, you resign from all positions held with the Employers or any entity under common control or affiliated with the Employers, including director positions.

2.	In connection with the termination of your employment, you will receive payments of base salary through the Termination Date plus compensation for your accrued but unused vacation, if any, which will be subject to applicable withholding, taxes and other deductions and will be paid to you no later than the Employers’ regular pay date for the next pay cycle following the Termination Date. Provided that the Employers receives an executed copy of this Release Agreement from you no later than [Date], you will receive certain additional payments according to the Employment Agreement between you and the Employers dated as of [ ] (the “Employment Agreement”), less required withholding, taxes and other deductions.

3.	Certain of the payments described above are payments that, absent the execution of this Release Agreement, you would not otherwise be legally entitled to receive as a result of your employment with the Employers or the termination of such employment. You understand and agree that such payments are expressly conditioned upon your compliance with the terms of this Release Agreement and continued compliance with the confidentiality and restrictive covenant provisions of the Employment Agreement. Should you commit a material breach of any material term of this Release Agreement or the Employment Agreement, you will not receive any further payments from the Employers under this Release Agreement that absent the execution of this Release Agreement, you would not otherwise have been legally entitled to receive. This Paragraph shall not limit the Employers’ right to recover damages or obtain any other legal or equitable relief to which it may be entitled by law.

4.	You represent and warrant that you are the sole owner of the actual or alleged claims, demands, rights, causes of action and other matters relating to your employment with the Employers or the cessation of your employment that are released herein; that the same have not been assigned, transferred or disposed of by fact, by operation of law, or in any manner whatsoever; and that you have the full right and power to grant, execute, and deliver the releases, undertakings and agreements contained herein. You further represent and warrant that you have not filed or initiated any legal, equitable, administrative or any other proceedings against any of the Released Parties (as defined in Paragraph 5, below), and that no such proceeding has been filed or initiated on your behalf.

5.	You and anyone claiming through you, including your past, present, and future spouses, family members, estate, heirs, agents, attorneys or representatives each hereby release, forever discharge, and agree not to sue the Employers or any of its divisions, affiliates, related entities or subsidiaries, or their trustees, fiduciaries, administrators, members, directors, officers, agents, employees, attorneys and the predecessors, successors and assigns of each of them (hereinafter jointly referred to as the “Released Parties’), with respect to any claims or causes of action, whether known or unknown, that you now have, ever had, or will ever have or may allege to have, against the Released Parties for or related in any way to your employment with the Employers or any other Released Party, or the cessation of that employment, including without limitation, any claim that could have been asserted under any federal, state, or local statute, law, regulation, ordinance or executive order, including but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§621 et seq.), as amended by the Older Workers Benefit Protection Act (“ADEA”), the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, or their related state and local law counterparts; any claims under the common law, including without limitation, claims for wrongful or retaliatory discharge, defamation, or other personal injury; and any claims for compensation (other than the payments provided for in Paragraph 2 above), benefits, damages, costs and attorney fees. Except in connection with the enforcement of this Release Agreement or your rights hereunder, in the event of any future proceedings based upon any matter released herein, you recognize and agree that pursuant to this Release Agreement you are not entitled to and shall not receive any further recovery.

6.	You are aware that hereafter there may be discovery of claims or facts in addition to or different from those now known or believed to be true with respect to the matters addressed herein. Nevertheless, it is the Parties’ intention to settle and release fully, finally and forever all such matters and claims relative to your employment and association with the Employers and its affiliates and the termination thereof which do now exist, may exist, or heretofore have existed relating to such matters (except as may be specifically excluded herein). In furtherance of this intention, the releases given herein shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative to your employment, termination of employment or association of the Employers.

7.	Excluded from this release and waiver are any claims that cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. You are, however, waiving your right to any monetary recovery should any such agency pursue any claims on your behalf.

8.	You agree never to sue any Released Party in any forum for any claim covered by the above waiver and release language, except that you may bring a claim under the ADEA to challenge this Release Agreement or enforce your rights hereunder. If you violate this Release Agreement by suing any Released Party, other than under the ADEA or as otherwise set forth in Paragraph 5 hereof, you shall be liable to the Employers and the Released Parties for their reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this Release Agreement is intended to reflect any party’s belief that your waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

9.	You agree that you have no present or future right to employment with the Employers or their affiliated or related entities.

10.	Except as otherwise provided herein, you agree to return to the Employers all keys, key cards or other Employers property in your possession or control on the Termination Date.

11.	You understand and agree that in connection with your employment with the Employers, you have acquired confidential proprietary information concerning the Employers’ operations. You agree that you are subject to the confidentiality provisions of the Employment Agreement and that you will not at any time, directly or indirectly (except to the extent required by law or judicial process or as permitted by the Employers), disclose any confidential information that you have learned by reason of your association with the Employers or use any such information to the detriment of the Employers. You further agree that the restrictions contained in the Employment Agreement are reasonable and necessary to protect the Employers’ legitimate business interests, and that you will continue to comply with its terms notwithstanding the termination of your employment.

12.	Except as necessary to comply with the terms of this Release Agreement, the terms of this Release Agreement, the substance of any negotiations leading up to this Release Agreement, and any matters concerning your separation from employment with the Employers shall be kept confidential by you. You and the Employers warrant and represent that neither will reveal or engage in any conduct that might reveal the terms of this Release Agreement to anyone except officers and employees of the Employers, its affiliates and subsidiaries, and its advisors and agents, members of your immediate family, your attorney, and your tax advisor, except as disclosure of such matters may be required by law. Notwithstanding anything to the contrary in this Release Agreement, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the contemplated transaction and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.

13.	This Release Agreement does not constitute an admission by the Released Parties of any violation of any federal, state, local or common law, regulation, ordinance or executive order. The Released Parties expressly deny any such violation. This Release Agreement was entered into by the parties solely to avoid litigation and/or arbitration.

14.	If any provision of this Release Agreement is determined by a court of competent jurisdiction to be unenforceable in any respect, then such provision shall be deemed limited and restricted to the maximum extent that the court shall deem the provision to be enforceable, or, in the event that this is not possible, the provision shall be severed and all remaining provisions shall continue in full force and effect. However, in the event that the waiver or release of any claim is found to be invalid or unenforceable and cannot be modified as aforesaid, then you agree that you will promptly execute any appropriate documents presented by the Employers that would make the waiver or release valid and enforceable to the maximum extent permitted by law. The invalidity or unenforceability of any provision of this Release Agreement shall not affect the validity or enforceability of any other provision hereof.

15.	This Release Agreement and the Employment Agreement constitute the complete understanding and agreement between the Employers and Executive regarding the subject matter hereof, and supersede all prior discussions, negotiations and agreements, written or oral, between the parties concerning such subject matter. The terms and conditions of this Release Agreement may be modified and amended only by a written instrument signed by the parties to this Release Agreement. In the event of a conflict between this Release Agreement and the Employment Agreement, this Release Agreement shall govern.

16.	This Release Agreement shall in all respects be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of law provisions. In the event of any dispute or claim relating to or arising out of the Employment Agreement or this Agreement, the Executive and the Employers agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Mercer County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes, provided, however, that this arbitration provision shall not apply to, and the Employers shall be free to seek, injunctive or other equitable relief with respect to any actual or threatened breach or violation by the Executive of the Executive’s obligations under paragraphs 8 and 9 hereof in any court having appropriate jurisdiction. The Executive acknowledges that by accepting this arbitration provision the Executive is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

17.	By signing this Release Agreement, you acknowledge and represent that: (a) you have had at least twenty-one (21) days to consider this Release Agreement and you have been advised of your right to have your attorney review this Release Agreement, and have had an adequate amount of time to discuss it with your attorney of choice; (b) you have read this Release Agreement in its entirety and understand the meaning and application of each of its provisions; (c) you are signing this Release Agreement voluntarily; and (d) you intend to be bound by it. If you sign this Release Agreement prior to the expiration of twenty-one (21) days after your receipt of this Release Agreement, you agree that you have done so voluntarily and knowingly. You may revoke this Release Agreement and the Supplemental Release at any time within seven (7) days from the date that you sign the Supplemental Release by giving written notice to the Employers. This Release Agreement shall not be effective or enforceable and you will not be entitled to any special payments as provided in Paragraph 2 above, until the seven (7) day revocation period has expired.

If you agree to the terms set forth above, please sign, date and return the enclosed copy of this Release Agreement to the Employers, on or before [Return date].

IN WITNESS WHEREOF, the parties have executed this Release Agreement effective as of the date first above written.

F.N.B. CORPORATION By: Stephen J. Gurgovits President & Chief Executive Officer
FIRST NATIONAL BANK OF PENNSYLVANIA By: Stephen J. Gurgovits Chairman and Chief Executive Officer Vincent J. Delie, Jr.